UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 20, 2007

NTS MORTGAGE INCOME FUND
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-18550 (Commission File Number)	61-1146077 (IRS Employer Identification No.)

10172 Linn Station Road Louisville, Kentucky 40223 (Address of Principal Executive Offices)

(502) 426-4800 (Registrant’s Telephone Number, Including Area Code)

N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 20, 2007, Orlando Lake Forest Joint Venture, a Florida joint venture (the “Joint Venture”) in which NTS Mortgage Income Fund (the “Company”) is a fifty percent (50%) joint venture partner, entered into a new agreement (the “Agreement”) to sell approximately 11 acres of commercial land situated at the entrance to the Joint Venture’s single-family residential community located at the corner of State Highway 46 and Lake Forest Boulevard in Seminole County, Florida. The purchaser is an unaffiliated Florida corporation. Pursuant to the agreement, the purchaser will pay a purchase price of $5.3 million to the Joint Venture for the property, and the Company is scheduled to receive a gross amount of approximately $2,650,000 in cash for its interest. The proposed purchaser is entitled to conduct due diligence on the property until November 19, 2007, and, if satisfied, must close on the property on or before December 20, 2007. The Joint Venture previously entered into an agreement to sell the land to a different purchaser, but that proposed purchaser terminated the agreement in accordance with its terms.

Item 9.01.  Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired: N/A
(b)	Pro Forma Financial Information: N/A
(c)	Shell Company Transactions: N/A
(d)	Exhibits: N/A

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NTS MORTGAGE INCOME FUND

Date: September 26, 2007		/s/ Brian F. Lavin
	Its:	President and CEO